Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-257817 and 333-237718) on Form S-8 of our report dated August 19, 2022, with respect to the consolidated and combined financial statements of Madison Square Garden Entertainment Corp.

/s/ KPMG LLP

New York, New York
August 19, 2022